January 2014 Pricing Sheet dated January 31, 2014 relating to Preliminary Terms No. 84 dated January 21, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due February 5, 2019

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the EURO STOXX 50® Index and the Nikkei 225 Index
Principal at Risk Securities

PRICING TERMS — JANUARY 31, 2014
Issuer:	JPMorgan Chase & Co.
Underlying indices:	Russell 2000® Index (the “RTY Index”), EURO STOXX 50® Index (the “SX5E Index”) and Nikkei 225 Index (the “NKY Index”) (each an “underlying index”)
Aggregate principal amount:	$6,502,260
Early redemption:

If, on any of the determination dates (other than the final determination date), the index closing value of each underlying index is greater than or equal to its initial index value, the securities will be automatically redeemed for an early redemption payment on the first coupon payment date immediately following the related determination date.

The securities will not be redeemed early on any coupon payment date if the index closing value of any underlying index is below its initial index value on the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.
Contingent quarterly coupon:

•   If, on any determination date, the index closing value of each underlying index is greater than or equal to its coupon barrier level, we will pay a contingent quarterly coupon of $0.2125 (2.125% of the stated principal amount) per security on the related coupon payment date.

•   If, on any determination date, the index closing value of any underlying index is less than its coupon barrier level, no contingent quarterly coupon will be payable with respect to that determination date. It is possible that one or all of the underlying indices will remain below their respective coupon barrier levels for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons.

Payment at maturity:	• If the final index value of each underlying index is greater than or equal to its downside threshold level:	(i) the stated principal amount, plus, (ii) if the final index value of each underlying index is also greater than or equal to its coupon barrier level, the contingent quarterly coupon with respect to the final determination date
	• If the final index value of any underlying index is less than its downside threshold level:	(i) the stated principal amount times (ii) the index performance factor of the worst performing underlying index. This amount will be less than 60% of the stated principal amount of the securities and could be zero.
Coupon barrier level:	With respect to the RTY Index: 848.16, which is equal to 75% of its initial index value
With respect to the SX5E Index: 2,260.47, which is equal to 75% of its initial index value
With respect to the NKY Index: 11,185.8975, which is equal to 75% of its initial index value
Downside threshold level:	With respect to the RTY Index: 678.528, which is equal to 60% of its initial index value
With respect to the SX5E Index: 1,808.376, which is equal to 60% of its initial index value
With respect to the NKY Index: 8,948.718, which is equal to 60% of its initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	January 31, 2014
Original issue date (settlement date):	February 5, 2014
Maturity date:	February 5, 2019, subject to postponement in the event of certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-8-I
Terms continued on the following page
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per security	$10.00	$0.30	$9.70
Total	$6,502,260.00	$195,067.80	$6,307,192.20

(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.30 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-68 of the accompanying product supplement no. MS-8-I.

The estimated value of the securities on the pricing date as determined by JPMS was $9.331 per $10 stated principal amount security. See “Additional Information about the securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-8-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 84 dated January 21, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314000353/dp43235_fwp-3p056.htm

Product supplement no. MS-8-I dated January 21, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314000340/crt_dp43208-424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Contingent Income Auto-Callable Securities due February 5, 2019

Based on the Worst Performing of the Russell 2000® Index, the EURO STOXX 50® Index and the Nikkei 225 Index
Principal at Risk Securities

Terms continued from previous page:
Initial index value:	With respect to the RTY Index: 1,130.88, which is its index closing value on the pricing date
With respect to the SX5E Index: 3,013.96, which is its index closing value on the pricing date
With respect to the NKY Index: 14,914.53, which is its index closing value on the pricing date
Final index value:	With respect to each underlying index, the index closing value on the final determination date
Worst performing underlying index:	The underlying index with the worst index performance factor
Index performance factor:	With respect to each underlying index, final index value divided by the initial index value
Determination dates:	April 30, 2014, July 31, 2014, October 31, 2014, January 30, 2015, April 30, 2015, July 31, 2015, October 30, 2015, January 29, 2016, April 29, 2016, July 29, 2016, October 31, 2016, January 31, 2017, April 28, 2017, July 31, 2017, October 31, 2017, January 31, 2018, April 30, 2018, July 31, 2018, October 31, 2018 and January 31, 2019, subject to postponement for non-trading days and certain market disruption events. We also refer to January 31, 2019 as the final determination date.
Coupon payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly coupon, if any, with respect to the final determination date will be made on the maturity date.
CUSIP/ISIN:	48127A229 / US48127A2298
Listing:	The securities will not be listed on any securities exchange.

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